EXHIBIT 4.1

FRONTEER DEVELOPMENT GROUP INC.
2007 STOCK OPTION PLAN

1. The Purpose of the Plan

1.1 The purpose of the Plan is to attract, retain and motivate persons as key Service Providers to the Corporation and its Affiliates and to advance the interests of the Corporation by providing such persons with the opportunity, through share options, to acquire a proprietary interest in the Corporation.

2. Defined Terms

Where used herein, the following terms shall have the following meanings, respectively:

2.1 “Affiliate” means any corporation which is an affiliate, as such term is used in Subsection 1(2) of the Ontario Business Corporations Act, of the Corporation;

2.2 “Associates” has the meaning ascribed thereto in the Securities Act (Ontario);

2.3 “Board” means the board of directors of the Corporation or, if established and duly authorized to act, the Executive Committee of the board of directors of the Corporation;

2.4 “Committee” shall have the meaning attributed thereto in Section 3.1 hereof;

2.5 “Corporation” means Fronteer Development Group Inc. and includes any successor corporation thereof;

2.6 “Eligible Person” means:

(a) any director, officer or employee of the Corporation or any Affiliate, or any other Service Provider (an “Eligible Individual”); or

(b) a corporation controlled by an Eligible Individual, the issued and outstanding voting shares of which are, and will continue to be, beneficially owned, directly or indirectly, by such Eligible Individual and/or the spouse, children and/or grandchildren of such Eligible Individual (an “Employee Corporation”);

2.7 “Insider” means any insider, as such term is defined in Subsection 1(1) of the Securities Act (Ontario), of the Corporation, other than a person who falls within that definition solely by virtue of being a director or senior officer of an Affiliate, and includes any associate, as such term is defined in Subsection 1(1) of the Securities Act (Ontario), of any such insider;

2.8 “Market Price” at any date in respect of the Shares means the closing sale price of such Shares on The Toronto Stock Exchange (or, if such Shares are not then listed and posted for trading on The Toronto Stock Exchange, on such stock exchange in Canada on which such Shares are listed and posted for trading as may be selected for such purpose by the Board) on the trading day immediately preceding such date. In the event that such Shares did not trade on such trading day, the Market Price shall be the average of the bid and ask prices in respect of such Shares at the close of trading on such trading day. In the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion;

2.9 “Maximum Term” means with respect to an Option, the later of (i) the date which is 10 years from the date of the grant of the Option; and (ii) the date which is the fifth day following the conclusion of a self-imposed blackout period of the Corporation which is in effect on the date which is 10 years from the date of the grant of the Option;

2.10 “Option” means an option to purchase Shares granted to an Eligible Person under the Plan;

2.11 “Option Price” means the price per Share at which Shares may be purchased under an Option, as the same may be adjusted from time to time in accordance with Article 8 hereof;

2.12 “Optioned Shares” means the Shares issuable pursuant to an exercise of Options;

2.13 “Optionee” means an Eligible Person to whom an Option has been granted and who continues to hold such Option;

2.14 “Plan” means this 2007 Stock Option Plan, as the same may be amended or varied from time to time;

2.15 “Service Provider” means:

(a) an employee or Insider of the Corporation or any Affiliate; or

(b) any person or company engaged to provide management or consulting services for the Corporation or for any entity controlled by the Corporation other than any director, officer or employee of the Corporation or any Affiliate;

2.16 “Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism of the Corporation involving the issuance or potential issuance of shares to one or more Service Providers, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guaranty or otherwise; and

2.17 “Shares” means the common shares of the Corporation or, in the event of an adjustment contemplated by Article 8 hereof, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment.

3. Administration of the Plan

3.1 The Plan shall be administered by the Board or by any committee (the “Committee”) of the Board established by the Board for that purpose.

3.2 The Board or Committee shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

(a) to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b) to interpret and construe the Plan and to determine all questions arising out of the Plan or any Option, and any such interpretation, construction or determination made by the Board or the Committee shall be final, binding and conclusive for all purposes;

(c) to determine the number of Shares covered by each Option;

(d) to determine the Option Price of each Option;

(e) to determine the time or times when Options will be granted and exercisable;

(f) to determine if the Shares which are issuable on the exercise of an Option will be subject to any restrictions upon the exercise of such Option; and

(g) to prescribe the form of the instruments relating to the grant, exercise and other terms of Options.

3.3 The Board or the Committee may, in its discretion, require as conditions to the grant or exercise of any Option that the Optionee shall have:

(a) represented, warranted and agreed in form and substance satisfactory to the Corporation that he or she is acquiring and will acquire such Option and the Shares to be issued upon the exercise thereof or, as the case may be, is acquiring such Shares, for his or her own account, for investment and not with a view to or in connection with any distribution, that he or she has had access to such information as is necessary to enable him or her to evaluate the merits and risks of such investment and that he or she is able to bear the economic risk of holding such Shares for an indefinite period;

(b) agreed to restrictions on transfer in form and substance satisfactory to the Corporation and to an endorsement on any option agreement or certificate representing the Shares making appropriate reference to such restrictions; and

(c) agreed to indemnify the Corporation in connection with the foregoing.

3.4 Any Option granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Shares thereunder, such Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board or the Committee. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

3.5 Without limiting the generality of Sections 3.3, 3.4 and 7.2 hereof, unless a registration statement relating to the Shares covered by any Option issued in favour of an Optionee resident in the United States of America has been filed with the United States Securities and Exchange Commission and is effective on the date of exercise, or, in the opinion of counsel to the Corporation, an exemption therefrom is available, the exercise of the Option by such Optionee will be contingent upon receipt from the Optionee of a representation in writing satisfactory to the Board or the Committee that at the time of such exercise it is the Optionee's then intention to acquire the Shares being purchased for investment and not for resale or other distribution thereof to the public in the United States of America. If such representation in writing is required, the Board or the Committee may in its discretion inscribe an investment legend on the share certificates issued pursuant to the exercise of the Option. The issuance of Shares upon the exercise of the Option shall be subject to all applicable laws, rules and regulations and Shares shall not be issued except upon the approval of proper government agencies or stock exchanges as may be required. Provided, however, no Option shall be exercisable if at any date of exercise, it is the opinion of counsel for the Corporation that registration of the said Shares under the Securities Act of 1933 or other applicable statute or regulation is required and the Option shall again become exercisable only if the Corporation elects to and thereafter effects a registration of the Shares subject to the Option under the United States Securities Act of 1933, as amended or other applicable statute or regulation within the period of the Option. If the Option may not be exercised, the Corporation shall return to the Optionee, without interest or deduction, any funds received by it in connection with the proposed exercise of the Option.

4. Shares Subject to the Plan

4.1 Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares reserved for issuance upon the exercise of all Options granted under the Plan, subject to any adjustment of such number pursuant to the provisions of Article 8 hereof, shall not exceed 10% of the total number of Shares issued and outstanding from time to time. Optioned Shares in respect of which Options are not exercised because the relevant Options expire or are cancelled, shall be available for issue upon the exercise of subsequent grants of Options. No fractional Shares may be purchased or issued under the Plan. In the event the number of Shares to be issued upon the exercise of an Option is a fraction, the Optionee will receive the next lowest whole number of Shares and will not receive any other form of compensation (cash or otherwise) for the fractional interest.

5. Eligibility; Grant; Terms of Options

5.1 Options may be granted by the Board or the Committee to any Eligible Person.

5.2 Subject as herein and otherwise specifically provided in this Article 5, the number of Shares subject to each Option, the Option Price of each Option, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board or the Committee. The Board or the Committee may, in their entire discretion, subsequent to the grant of Options hereunder, permit an Optionee to exercise any or all of the unvested options then outstanding and granted to the Optionee under this Plan, in which event all such unvested Options then outstanding and granted to the Optionee shall be deemed to be immediately exercisable during such period of time as may be specified by the Board or the Committee.

5.3 Subject to any adjustments pursuant to the provisions of Article 8 hereof, the Option Price of any Option shall in no circumstances be lower than the Market Price on the trading day immediately preceding the day upon which the Option is granted. If, as and when any Shares have been duly purchased and paid for under the terms of an Option and all conditions relating to the exercise of an Option have been fulfilled to the satisfaction of the Board or the Committee, such Shares shall be conclusively deemed allotted and issued as fully paid non-assessable Shares at the price paid therefor.

5.4 The term of an Option shall not exceed the Maximum Term.

5.5 No Options shall be granted to any Optionee if the total number of Shares issuable to such Optionee under this Plan, together with any Shares reserved for issuance to such Optionee under options for services or any other stock option plans, would exceed 5% of the issued and outstanding Shares.

5.6 An Option is personal to the Optionee and non-assignable (whether by operation of law or otherwise), except as provided for herein. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of an Option contrary to the provisions of the Plan, or upon the levy of any attachment or similar process upon an Option, the Option shall, at the election of the Corporation, cease and terminate and be of no further force or effect whatsoever.

5.7 Subject to regulatory approval and unless approved by the shareholders of the Corporation given by the affirmative vote of a majority of the votes cast at a meeting of shareholders of the Corporation, excluding the votes attached to shares beneficially owned by (a) Insiders to whom options may be granted under this Plan, other than persons who are Insiders solely by virtue of being a director or senior officer of a subsidiary of the Corporation; and (b) Associates of persons referred to in (a) above:

(a) the number of Shares reserved for issuance pursuant to Options or other stock options granted to Insiders and under all other Share Compensation Arrangements may not exceed 10% of the issued and outstanding Shares;

(b) the issuance of Shares to Insiders under this Plan and under all other Share Compensation Arrangements, within a one-year period, may not exceed 10% of the issued and outstanding Shares; and

(c) the issuance of Shares to any one Insider and such Insider's Associates under this Plan and under all other Share Compensation Arrangements, within a one-year period, may not exceed 5% of the issued and outstanding Shares.

     For the purposes of this Section 5.7, the phrase “issued and outstanding Shares” excludes any Shares issued pursuant to the Plan or other Share Compensation Arrangements.

6. Termination of Employment; Death

6.1 Subject to Sections 6.2 and 6.3 hereof and to any express resolution passed by the Board or the Committee with respect to an Option, an Option and all rights to purchase Shares pursuant thereto shall expire and terminate immediately upon the Optionee who holds such Option ceasing to be an Eligible Person.

6.2 Subject to Section 6.3, if an Optionee shall cease to be an Eligible Person while holding an Option which has not been fully exercised, such Optionee may, with the consent of the Board or Committee, exercise the Optionee’s Options that have vested at the date the Optionee ceases to be an Eligible Person at any time up to and including, but not after the earlier of:

(a) ninety days of the date the Optionee ceased to be an Eligible Person; and

(b) the expiry date of the Optionee’s Options,

but only to the same extent to which the Optionee could have exercised the Option immediately before the date the Optionee ceased to be an Eligible Person.

6.3 If an Optionee shall die holding an Option which has not been fully exercised, his personal representatives, heirs or legatees may, with the consent of the Board or Committee, exercise the Optionee’s Options that have vested at the date of the Optionee’s death at any time up to and including, but not after the earlier of:

(a) one year from the date of the Optionee’s death; or

(b) the expiry date of the Optionee’s Option,

but only to the same extent to which the deceased Optionee could have exercised the Option immediately before the date of such death.

6.4 For greater certainty, Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director of the Corporation provided that the Optionee continues to be an Eligible Person.

6.5 If the Optionee is an Employee Corporation, the references to the Optionee in this Article 6 shall be deemed to refer to the Eligible Individual associated with the Employee Corporation.

7. Exercise of Options

7.1 Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised. Such notice shall be delivered to the office of the Corporation specified in the Option (or such other office as may be notified from time to time by the Corporation to the Optionee for the receipt of such notices) and accompanied by payment in full, by cash or cheque or other form of cash payment acceptable to the Corporation, of the Option Price of the Shares then being purchased. Subject to any provisions of the Plan or the Option to the contrary, certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

7.2 Notwithstanding any of the provisions contained in the Plan or in any share option agreement, the Corporation's obligation to issue Shares to an Optionee pursuant to the exercise of any Option shall be subject to:

(a) completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b) the admission of such Shares to listing on any stock exchange on which the Shares may then be listed;

(c) the receipt from the Optionee of such representations, warranties, agreements and undertakings, as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction; and

(d) the satisfaction of any conditions on exercise prescribed pursuant to Article 3 hereof.

7.3 Options shall be evidenced by a written option agreement, instrument or certificate in such form as is inconsistent with this Plan as the Board or the Committee may from time to time determine.

8. Adjustments to Options

8.1 In the event that the Shares are at any time changed or affected as a result of the declaration of a stock dividend thereon or their subdivision or consolidation, the number of Shares reserved for issue upon the exercise of an Option shall be adjusted accordingly by the Board or the Committee to such extent as the Board or the Committee deems appropriate in its absolute discretion. In such event, the number of, and the price payable for, any Shares that are then subject to Option may also be adjusted by the Board or the Committee to such extent, if any, as the Board or the Committee deems appropriate in its absolute discretion.

8.2 If at any time after the grant of an Option to any Optionee and prior to the expiration of the term of such Option, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Section 8.1 or, subject to the provisions of Subsection 9.2(a) hereof, the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Corporation”) the Optionee shall be entitled to receive upon the subsequent exercise of his or her Option in accordance with the terms hereof and shall accept in lieu of the number of Shares to which he or she was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class and/or other securities of the Corporation or the Successor Corporation (as the case may be) and/or other consideration from the Corporation or the Successor Corporation (as the case may be) that the Optionee would have been entitled to receive as a result of such reclassification, reorganization or other change or, subject to the provisions of Subsection 9.2(a) hereof, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change or the effective date of such consolidation, merger or amalgamation, as the case may be, he or she had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

9. Amendment or Discontinuance of the Plan

9.1 The Board may amend the Plan at any time, provided, however, that no such amendment may materially and adversely affect any Option previously granted to an Optionee without the consent of the Optionee, except to the extent required by law. Any such amendment shall be subject to the receipt of requisite regulatory approval including, without limitation, the approval of any stock exchange upon which the Shares may trade from time to time, provided, however, that no such amendment may: (i) increase the maximum number of Shares that may be optioned under the Plan; or (ii) change the manner of determining the minimum Option Price, unless shareholder and regulatory approval is obtained. Any amendments to the terms of an Option shall also require regulatory approval, including without limitation, the approval of any stock exchange upon which the Shares may trade from time to time. For greater certainty, the Board may make the following amendments without seeking the approval of the shareholders of the Corporation:

(a) amendments to the Plan to rectify typographical errors and/or to include clarifying provisions for greater certainty;

(b) amendments to the vesting provisions of a security or the Plan;

(c) amendments to the termination provisions of a security or a Plan which does not entail an extension beyond the original expiry date thereof;

(d) amendments to the exercise price (so long as any reduction does not cause the exercise price to go below the current Market Price) unless such amendment would benefit Insiders; and

(e) the inclusion of cashless exercise provisions in the Plan or in any option granted thereunder, which provide for a full deduction of the number of underlying securities from the Plan reserve.

9.2 Notwithstanding anything contained to the contrary in this Plan or in any resolution of the Board in implementation thereof:

(a) in the event the Corporation proposes to amalgamate, merge or consolidate with any other corporation (other than a wholly-owned subsidiary) or to liquidate, dissolve or wind-up, or in the event an offer to purchase or repurchase the Shares or any part thereof shall be made to all or substantially all holders of Shares, the Corporation shall have the right, upon written notice thereof to each Optionee holding Options under the Plan with the approval of the Board or Committee:

(i) to permit the Optionees to exercise the Options granted under the Plan, as to all or any of the optioned Shares in respect of which such Option has not previously been exercised (regardless of any vesting restrictions), during the period specified in the notice (but in no event later than the expiry date of the Option), so that the Optionees may participate in such transaction, offer or proposal; and

(ii) to accelerate the time for the exercise of the said Options and the time for the fulfilment of any conditions or restrictions on such exercise;

(b) should changes be required to the Plan by any securities commission, stock exchange or other governmental or regulatory body of any jurisdiction to which the Plan or the Corporation now is or hereafter becomes subject, such changes shall be made to the Plan as are necessary to conform with such requirements and, if such changes are approved by the Board, the Plan, as amended, shall be filed with the records of the Corporation and shall remain in full force and effect in its amended form as of and from the date of its adoption by the Board; and

(c) the Board may at any time by resolution amend or terminate this Plan. Where amended, such amendment shall be subject to regulatory approval.

10. Vesting

10.1 The Board or the Committee may, in its entire discretion, at the time of the granting of Options hereunder, determine that provisions relating to the vesting of Options be contained in a written option agreement between the Corporation and the Optionee.

11. Miscellaneous Provisions

11.1 An Optionee shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until the date of issuance of a certificate for Shares upon the exercise of such Option, in full or in part, and then only with respect to the Shares represented by such certificate or certificates. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

11.2 Nothing in the Plan or any written option agreement shall confer upon an Optionee any right to continue or be re-elected as a director of the Corporation or any right to continue in the employ of the Corporation or any Affiliate, or affect in any way the right of the Corporation or any Affiliate to terminate his or her employment at any time; nor shall anything in the Plan or any written option agreement be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Affiliate, to extend the employment of any Optionee beyond the time which he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Affiliate or any present or future retirement policy of the

Corporation or any Affiliate, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Affiliate.

11.3 Notwithstanding Section 5.6 hereof, Options may be transferred or assigned between an Eligible Individual and the related Employee Corporation provided the assignor delivers notice to the Corporation prior to the assignment and the Board or the Committee approves such assignment. The Board or the Committee may decline to approve any such transfer or assignment in its sole discretion.

11.4 The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

12. Shareholder and Regulatory Approval

12.1 The Plan and the exercise of any Options granted under the Plan shall be subject to approval by the shareholders of the Corporation to be effected by a resolution passed at a meeting of the shareholders of the Corporation, and to acceptance by The Toronto Stock Exchange and any other relevant regulatory authority.